EXHIBIT 23

                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
Washington Trust Bancorp, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-72277, 333-48315, 333-13167 and 33-23048) on Forms S-8, in the registration statements (Nos. 333-13821, 33-28065 and 333-42502) on Forms S-3 and in the registration statement (No. 333-76258) on Form S-4 of Washington Trust Bancorp, Inc. and subsidiary of our report dated January 15, 2002, relating to the consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Washington Trust Bancorp, Inc.

KPMG LLP

Providence, Rhode Island
March 18, 2002